Exhibit 10.3

CERTAIN INFORMATION IDENTIFIED BY BRACKETED ASTERISKS ([* * *]) HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AMENDMENT NO. 3 TO SECOND RESTATED LICENSE AGREEMENT

This Amendment No. 3 (“Amendment No. 3”) to the Second Restated License Agreement (“License”) is made and entered into on the date of the last signature below by and between:

Janssen Vaccines & Prevention B.V., a company under Dutch law with limited liability, with registered address at Archimedesweg 4, 2333 CN Leiden, The Netherlands (“Janssen Vaccines”);

and

Altimmune, Inc., a Delaware corporation, having offices located at 910 Clopper Road, Suite 201S, Gaithersburg Maryland (MD) 20878, Unites States (“Altimmune”);

Each party hereinafter individually referred to as “Party” and collectively as “Parties”;

WHEREAS Altimmune (Vaxin) and Janssen Vaccines (Crucell) entered into a Second Restated License Agreement effective as of October 4, 2005 (the “Agreement”)

WHEREAS Altimmune and Janssen Vaccines entered into the Amendment No. 1 to Second Restated License Agreement effective as of September 25, 2015;

WHEREAS Altimmune and Janssen Vaccines entered into the Amendment No. 2 to Second Restated License Agreement effective as of September 20, 2016;

WHEREAS Altimmune requested Janssen Vaccines to obtain authorization to use the PER.C6® cell line for development of a COVID-19 vaccine using Altimmune’s Ad5 technology and Janssen Vaccines is willing to provide expansion of the license Field; and

WHEREAS Altimmune and Janssen Vaccines desire to further amend the Agreement on the terms and conditions set forth below in accordance with Section 14.1 of the Agreement.

NOW THEREFORE, the Parties agree as follows:

1.

Definitions and Cross References. Unless otherwise specified herein, each capitalized term shall have the meaning assigned to it in the Agreement and each reference to a Section or Article shall refer to the corresponding Section or Article in the Agreement.

The following definitions are amended to read as follows:

“1.5 FIELD means the prevention and/or treatment of human Infectious diseases caused by Infectious agents belonging to the family of Influenza virus, human infections caused by the Bacillus anthracis and Coronavirus Disease 2019 (COVID-19) caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2).“

1.24 VIRAL PARTICLE means any replication-deficient or replicative-defective adenoviral particle, which is capable of replication only in complementing cells, which contains a polynucleotide sequence for a polypeptide derived from either human Influenza virus, Bacillus Anthracis, severe acute respiratory syndrome coronavirus 2, Newcastle disease virus (NDV), an antigen useful in delaying or reducing the progress of Alzheimer's Disease (which antigen the Parties shall specifically identify in an amendment to the Agreement prior to the initiation of the first Phase 1 human trial), and which is based on the genome of human adenovirus serotypes 2, 5, 7 and 35, chimpanzee adenovirus and canine adenovirus. VIRAL PARTICLE shall not include any polynucleotide sequence for polypeptide that is limited to an epitope conserved across multiple subtypes of the influenza A Virus, such as for example, the highly conserved part of the stem region of the main hemagglutinin viral surface protein of the Influenza A virus, which is described in published PCT Patent Application WO 2008/028946, and in Eklert et al, "Antibody Recognition of a Highly Conserved Influenza Virus Epitope," Science, 10 April 2009, vol. 324. no. 5924, pp. 246 - 251, or any hybrid proteins or conjugates encompassing such epitopes. For avoidance of doubt, polypeptides that comprise all or substantially all of an Influenza protein, such as the hemagglutinin viral surface protein of the influenza A virus, are not excluded from the definition of VIRAL PARTICLE.

2.	Section 3.2 Development Milestones Payments of the Agreement will be amended and updated by the following:

“3.2.4 Janssen Vaccines shall be entitled to, and Altimmune shall pay Janssen Vaccines, three milestone payments each of [***] dollars, 1) one payment being due within 30 days of the first patient being dosed in the first Phase 3 Clinical Trial of an influenza VACCINE, 2) one payment being due within 30 days of the first patient dosed in the first Phase 3 Clinical Trial of a Bacillus anthracis VACCINE and 3) one payment being due within 30 days of the first patient dosed in the first Phase 3 Clinical Trial of a COVID-19 VACCINE;

3.2.5 Altimmune shall pay Janssen Vaccines three milestone payments of [***] dollars each, 1) one payment being due within 30 days of FDA acceptance to review a filing for an application for marketing authorization, such as the filing of a BLA or its equivalent, for an influenza VACCINE, 2) one payment being due within 30 days of FDA acceptance to review a filing for an application for marketing authorization, such as the filing of a BLA or its equivalent, for a Bacillus anthracis VACCINE and 3) one payment being due within 30 days of FDA acceptance to review a filing for an application for marketing authorization, such as the filing of a BLA or its equivalent, for a COVID-19 VACCINE. Altimmune shall notify Janssen Vaccines in writing of the filing of such applications for marketing authorization within 15 days of such filings;

3.2.6 Altimmune shall pay Janssen Vaccines three milestone payments of [***] dollars each, 1) one payment being due within 30 days of the receiving from the FDA a letter of marketing authorization for an Influenza VACCINE, 2) one payment being due within 30 days of the receiving from the FDA a letter of marketing authorization for a Bacillus anthracis VACCINE and 3) one payment being due within 30 days of the receiving from the FDA a letter of marketing authorization for a COVID-19 VACCINE;

3.2.7. Altimmune shall pay Janssen Vaccines three milestone payments of [***] dollars each, 1) one payment being due within 30 days of the receiving a letter of authorization for marketing outside the United States, for an influenza VACCINE, 2) one payment being due within 30 days of the receiving a letter of authorization for marketing outside the United States for a Bacillus anthracis VACCINE and 3) one payment being due within 30 days of the receiving a letter of authorization for marketing outside the United States for a COVID-19 VACCINE.

3.2.8 Janssen Vaccines shall be entitled to, and Altimmune shall pay Janssen Vaccines, a milestone payment of [***] dollars, within 30 days of the first patient being dosed in the first Phase 1 Clinical Trial of COVID-19 VACCINE;

3.2.9 Janssen Vaccines shall be entitled to, and Altimmune shall pay Janssen Vaccines, a milestone payment of [***] dollars, within 30 days of the first patient being dosed in the first Phase 2 Clinical Trial of COVID-19 VACCINE.“

3.	Section 4.1 of the Agreement will be amended as follows:

“4.1 Minimum Royalty/Maintenance Fee. On September 1, 2006, and on each anniversary thereof thereafter until September 1, 2007, Altimmune shall pay Janssen Vaccines a minimum royalty of seventy-five thousand dollars ($75,000). Beginning on, and due on, October 4, 2010, and on every anniversary thereof thereafter until the effective date of this Amendment No. 3, Altimmune shall pay Janssen Vaccines a minimum royalty of one hundred thousand dollars ($100,000), subject to section 5.3. Beginning on the effective date of this Amendment No. 3, and on every anniversary thereof thereafter, Altimmune shall pay Janssen Vaccines a minimum royalty of one hundred fifty thousand dollars ($150,000), subject to section 5.3.”

4.	Section 6 TECHNICAL AND MATERIAL TRANSFER will be updated by the following:

“6.6 COVID-19 support. Notwithstanding anything to the contrary in this Section 6, Parties agree that Section 6.2 Technical assistance and Section 6.4 PER.C6® CELL transfer do not apply to the development and manufacturing of COVID-19 VACCINE. For clarity, Altimmune shall provide its Registered Affiliate, or Strategic Partner with PER.C6® Cells from Altimmune’s own inventory. Nothing in this agreement will obligate Janssen Vaccines to provide said support related to the development and manufacturing of a COVID-19 VACCINE”

5.	Section 9.2 Press Releases will be replaced by the following:

“9.2 Press Releases: Janssen Vaccines shall have the right to publish the existence of this agreement, and any subsequent related agreements, provided Altimmune has an opportunity to review press releases for at least five (5) working days prior to public disclosure. Altimmune shall have the right to publish the existence of this Agreement limited to Influenza virus and Bacillus anthracis, upon written approval of Janssen Vaccines, which consent shall not be unreasonably withheld. Altimmune may issue subsequent press releases respecting its Influenza and Bacillus anthracis vaccine programs, provided that press releases relating to the influenza vaccine program must characterize such vaccine as being a recombinant adenoviral vaccine against Influenza if the press release also discloses that such vaccine is made using PER.C6® Technology, in a manner of  disclosure that Janssen Vaccines has previously approved.”

6.

The Agreement is amended only to the extent necessary to give full effect to this Amendment No. 3. All other terms and conditions of the Agreement shall remain in full force and effect. All capitalized terms in this Amendment No. 3, unless defined in this Amendment No. 3, shall have the meaning as defined in the Agreement.

7.	Each signatory to this Amendment No. 3 personally represents that, to the best of his/her knowledge, he/she has authority to legally bind his/her respective Party to this Amendment No. 3.
8.

This Amendment No. 3 may be executed in counterparts and when bearing the signatures of all required parties hereto it shall constitute one and the same Amendment No. 3. The Parties agree that exchanged PDF copies of a signature or any other electronically generated signature used in execution of this Amendment No. 3 (including by means of services such as Adobe eSign services) shall constitute a binding original of this Amendment No. 3 for all purposes.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 3 to be duly executed on the dates written below.

Janssen Vaccines & Prevention B.V.	Altimmune, Inc.
/s/ M. Santman_______________	/s/ Vipin K. Garg____________
Name: M. Santman	Name: Vipin K. Garg

Function: Director	Function: President & CEO
Date: April 2, 2020	Date: March 27, 2020